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                                                                   EXHIBIT 99.4

AMENDMENT SEVEN

This Amendment Seven (the "Amendment") is entered into as of December 31, 2004 between FUNIMATION PRODUCTIONS, LTD., a Texas limited partnership having its registered office at 6851 NE Loop 820, Suite 247, Fort Worth, Texas 76180 U,S.A. ("Licensor") and Atari, Inc. (f/k/a Infogrames, Inc,), a Delaware corporation having its principal offices at 417 Fifth Avenue, New York, NY 10016 ("Licensee").

                              W I T N E S S E T H :

      WHEREAS, Licensor and Licensee entered into a Sublicense Agreement dated October 27, 1999, which was subsequently amended by Amendment One dated April 20, 2002, by Amendment Two dated June 15,2002, by Amendment Three dated October 15, 2002, by Amendment Four dated November 13,2002, by Amendment Five dated February 21, 2003, and by Amendment Six dated August 11, 2003 (the Sublicense Agreement as thereby amended shall hereafter be referred to as the "Agreement", as in full force and effect as of the date hereof); and

      WHEREAS, both Licensee and Licensor are in agreement with respect to the terms and conditions upon which to enter into this Amendment to amend the Agreement;

      NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound, do hereby agree as follows:

1. Subject to the terms and conditions of this Amendment and of the Agreement, the definition of Licensed Products (as stated in Schedule A, Paragraph 4 of the Agreement) is hereby expanded to include the following four (4) additional Licensed Product items based on the Property and/or the Film:

      (a) Licensed Product item # 16: one (1) interactive "fighting" style game for the Game Boy Advance platform (working title: "DBZ Supersonic Warriors");

      (b) Licensed Product item # 17: one (1) interactive "fighting" style game for the PlayStation2 platform (working title: "DBZ Budokai 3"); and

      (c) Licensed Product item #18: one (1) interactive "fighting" style game for the Nintendo Game Cube platform (working title: "DBZ Budokai 2");

      (d) Licensed Product item # 19: one (1) interactive "role playing" style game for the Nintendo Game Cube platform (working title: "Sagas Evolution").

2. The Royalty Rate (as stated in Schedule A, Paragraph 8 of the Agreement) for each Licensed Product items # 16, # 17, #18, and # 19 shall be:

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      (a) for total unit sales per any such individual Licensed Product item for up to five hundred thousand (500,000) units of such individual Licensed Product item, eight and one-half percent (8.5%) of Net Sales; and

      (b) for total unit sales per any such individual Licensed Product item in excess of five hundred thousand (500,000) units of such individual Licensed Product item, ten percent (10%) of Net Sales.

For the purpose of clarity, 2(b) above shall apply only to any given Licensed Product item covered by this Amendment if sales of such individual Licensed Product item exceed 500,000 units of that individual Licensed Product item, and 2(b) above shall not apply to sales of any other Licensed Product item covered by this Amendment until sales of such individual Licensed Product item have exceeded 500,000 units.

3. With respect to Licensed Product #17, Licensee shall pay to Licensor a non-refundable advance payable as stated herein. The advance for the Licensed Product shall be recoupable against future royalties payable to Licensor for sales of such Licensed Product. The advance for the Licensed Product shall be payable as follows:

      (a) For Licensed Product item #17: one hundred thousand dollars ($100,000) upon execution of this Amendment and one hundred thousand dollars ($100,000) on the date Licensed Product item #17 is first available for purchase by the public or on November 26,2004, whichever occurs first.

4. With respect to Licensed Product item #16, all Product Dates (as stated in Schedule A, Paragraph 11 of the Agreement) have been satisfied.

5. With respect to Licensed Product item # 17, all Product Dates (as stated in Schedule A, Paragraph 11 of the Agreement) except Phase 4 have been satisfied to date, The Phase 4 Date shall be:

            (a) Phase 4 Date: Gold:             4th calendar quarter of 2004

6. With respect to Licensed Product item #18, the Product Dates (as stated in Schedule A, Paragraph 11 of the Agreement) shall be:

            (a) Design Date:Concept Document    Satisfied
            (b) Phase 1 Date:3-D Models         1st calendar quarter 2005
            (c) Phase 2 Date:Alpha              1st calendar quarter 2005
            (d) Phase 3 Date:Beta               1st calendar quarter 2005
            (e) Phase 4 Date:Gold               1st calendar quarter 2005

7. With respect to Licensed Product item #19, the Product Dates (as stated in Schedule A, Paragraph 11 of the Agreement) shall be:

            (a) Design Date:Concept Document    Satisfied
            (b) Phase 1 Date:3-D Models         4th calendar quarter 2004
            (c) Phase 2 Date:Alpha              4th calendar quarter 2004
            (d) Phase 3 Date:Beta               1st calendar quarter 2005
            (e) Phase 4 Date:Gold               1st calendar quarter 2005

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8. The Term of the Agreement is hereby amended so that it shall be coterminous with the term of the sublicense agreement between the parties dated December 31,2004, For clarity, the foregoing amendment to the term is applicable to all Licensed Products licensed under the Agreement.

Except as amended herein, all of the other terms and conditions of the Agreement shall be in full force and effect. In the event of any inconsistency, incongruity or conflict, the terms and conditions of this document shall prevail.

            IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

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LICENSOR:

FUNIMATION PRODUCTIONS, LTD.,

a Texas limited partnership

BY: /s/ Robert G. Brennan
   -----------------------
NAME: Robert G. Brennan

Title: Director of Licensing

LICENSEE:

Atari, Inc.

A Delaware corporation

BY: /s/ Harry M. Rubin
   -----------------------
NAME: Harry M. Rubin

Title: Sr. Exec. VP

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